CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-56351 and 033-60197) of Infodata Systems Inc. of our report dated April 5, 2002 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-KSB/A.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

McLean, Virginia
April 12, 2002